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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                   Rule 13d-2
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(c)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                          CAPSTONE TURBINE CORPORATION

                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE

                         (Title of Class of Securities)

                                   14067D 10 2

                                 (CUSIP Number)

                                November 21, 2000

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.          14067D 10 2
         -----------------------------------------------------------------



     1.  Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
               Southern Union Company
         -----------------------------------------------------------------
               75-0571592


     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) ________________________________________________________________
         (b) ________________________________________________________________



     3.  SEC Use Only _______________________________________________________



     4.  Citizenship or Place of Organization:  Delaware



                     5.  Sole Voting Power: 3,770,977
                                            ------------------------------
Number of
Shares
Beneficially      6.  Shared Voting Power ___________________________________
Owned by
Each
Reporting         7.  Sole Dispositive Power: 3,770,977
                                              ----------------------------
Person With

                  8.  Shared Dispositive Power ______________________________



      9. Aggregate Amount Beneficially Owned by Each Reporting Person: 3,770,977
                                                                       ---------



     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
         ------------------------------------------------------------------





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     11.  Percent of Class Represented by Amount in Row (11): 4.976%
                                                              -------------



     12.  Type of Reporting Person (See Instructions):  CO
                                                        -------------------



Item 1.

     (a) Name of Issuer
         Capstone Turbine Corporation

     (b) Address of Issuer's Principal Executive Offices
         6430 Independence
         Woodland Hills, CA 91367

Item 2.

     (a) Name of Person Filing
         Southern Union Company

     (b) Address of Principal Business Office or, if none, Residence 504 Lavaca, Austin, Texas 78701

     (c) Citizenship
         Delaware Corporation

     (d) Title of Class of Securities
         Common Stock, $.001 par value

     (e) CUSIP Number
         14067D 10 2

Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b) [ ]Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [ ]Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ]Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8).

          (e) [ ]An investment adviser in accordance withss.240.13d-1(b)(1)
                (ii)(E);


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          (f) [ ]An employee benefit plan or endowment fund in accordance with
                 ss.240.13d-1(b)(1)(ii)(F);

          (g) [ ]A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) [ ]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ]A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) [ ]Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned: 3,770,977.
                                             ---------

              (b) Percent of class: 4.976%.
                                    ------

              (c) Number of shares as to which the person has:

                  (i)  Sole power to vote or to direct the vote: 3,770,977.
                                                                 ---------

                  (ii) Shared power to vote or to direct the vote: _______.

                  (iii)Sole power to dispose or to direct the disposition
                       of: 3,770,977.
                           ---------

                  (iv) Shared power to dispose or to direct the disposition of:
                       ______________.

Instruction.  For computations regarding securities which represent a right to acquire an underlying security seess.240.13d3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

              (b) The following certification shall be included if the statement is filed pursuant toss.240.13d-1(c):

                  By signing below I certify that, to the best of may knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            February 14, 2001
                                                     --------------------------
                                                                 Date

                             SOUTHERN UNION COMPANY

                                                     By:  DAVID J. KVAPIL
                                                         ----------------------
                                                          David J. Kvapil
                                                              Signature
                                                     Senior Vice President and
                                                       Corporate Controller
                                                               Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.